UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            CHECKPOINT SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)



              PENNSYLVANIA                                22-1895850
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


                  101 WOLF DRIVE
                THOROFARE, NEW JERSEY                       08086
         (Address of principal executive offices)        (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [X]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class                    Name of each exchange on which
   to be so registered                    each class is to be registered

$120,000,000 5 1/4% CONVERTIBLE              NEW YORK STOCK EXCHANGE
SUBORDINATED DEBENTURES DUE 2005


        Securities to be registered pursuant to Section 12(g)of the Act:

                                      NONE

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

GENERAL

     This section contains a summary of certain of the key provisions of the Debentures. The Debentures are issued and outstanding under an Indenture dated as of October 24, 1995, as amended by a First Supplemental Indenture dated as of February 27, 1998, and as further amended by a Second Supplemental Indenture dated as of July 31, 2001 (collectively, the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee"). Neither the Trustee nor any of its affiliates is affiliated with or has any material relationship with the Company or any of the Company's affiliates. The terms of the Debentures and the Indenture are discussed in detail herein. The Indenture is included as an exhibit to this Registration Statement. The following description of the Debentures and the Indenture is qualified in its entirety by reference to the Indenture. Capitalized terms used herein without definition have the meaning ascribed to them in the Indenture and/or in "Certain Definitions" below.

     The Debentures were originally issued in three separate components, as follows: (i) $47,160,000 in face amount pursuant to Rule 144A, (ii) $90,000 in face amount pursuant to Regulation D, and (iii) $72,750,000 in face amount pursuant to Regulation S. Shortly after issuance, the Reg. D Debenture was transferred to a qualified institutional buyer and thus the Rule 144A Debentures increased to $47,250,000 in principal amount. Due to some early exchanges of Reg. S Debentures for Rule 144A Debentures, the total outstanding face amount of Regulation S Debentures is $60,908,000, of which $4,960,000 are in registered, or book entry form, and the remaining $55,948,000 of which are in bearer form.

     Pursuant to the Second Supplemental Indenture, holders of Reg. S Debentures in registered form may, at their election, exchange such Reg. S Debentures for an equal face amount of Rule 144A Debentures. This exchange will allow holders of Reg. S Debentures to receive securities that will be listed for trading on the New York Stock Exchange, pursuant to a listing application the Company plans to file with the New York Stock Exchange on or about August 31, 2001 with respect to Rule 144A Debentures having a total face amount of $120,000,000. As used herein, "Debentures" shall refer to the Rule 144A Debentures generally.

INTEREST AND MATURITY

     The Debentures bear interest on the principal amount outstanding from time to time at the rate of 5.25 % per annum. Interest on the Debentures began to accrue on October 24, 1995, and is payable semi-annually on each May 1 and November 1, until maturity or earlier redemption or conversion, to the registered holder (each a "Holder" and collectively the "Holders") of the Debentures at the close of business on the record date (April 15 or October 15) next preceding the interest payment date. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months. The Company has made all interest payments heretofore due and payable, on a timely basis. Subject to earlier redemption or conversion, the Debentures will mature on November 1, 2005.

SUBORDINATION

     The Debentures are unsecured, general obligations of the Company, and are subordinated in right of payment to all existing and future Senior Indebtedness of the Company and will rank pari passu in all respects with other unsecured subordinated indebtedness of the Company. At July 1, 2001, the Company's Senior Indebtedness was approximately $232.5 million. The rights of Holders are subordinated by operation of law to all existing and future indebtedness of the Company's Subsidiaries, which as of July 1, 2001, was approximately $207.0 million of trade payables and accrued liabilities. The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its Subsidiaries.

     The Company currently has a credit facility from a syndicate of banks, which allows for borrowings of up to $375 million. Borrowings under this credit facility constitute Senior Indebtedness.

     The Indenture provides that no payment may be made by the Company on account of the principal of, premium, if any, interest on, or Additional Amounts with respect to, the Debentures, or to acquire any of the Debentures (including repurchases of Debentures at the option of the Holder) for cash or property (other than Junior Securities), or on account of the redemption provisions of the Debentures, (i) upon the maturity of any Senior Indebtedness of the Company by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on such Senior Indebtedness and all other Obligations in respect thereof are first paid in full (or such payment is duly provided for), or (ii) in the event of default in the payment of any principal of, premium, if any, interest on or any other Obligation in respect of any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

     Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Designated Senior Indebtedness or their representative immediately to accelerate its maturity and (ii) written notice of such event of default given to the Company and the Trustee by the holders of such Designated Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by setoff or otherwise) may be made by or on behalf of the Company on account of the principal of, premium, if any, interest on, or Additional Amounts with respect to, the Debentures, or to acquire or repurchase any of the Debentures for cash or property, or on account of the redemption provisions of the Debentures, in any such case other than payments made with Junior Securities of the Company. Notwithstanding the foregoing, unless (i) the Designated Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, the Company shall be required to pay all sums not paid to the Holders of the Debentures during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Debentures. Any number of Payment Notices may be given; provided, however, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Designated Senior Indebtedness) shall be made the basis for the commencement of any other Payment Blockage Period.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness of the Company remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities, (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full (or have such payment duly provided for) before the Holders are entitled to receive any payment on account of the principal of, premium, if any, interest on, or
Additional Amounts with respect to, the Debentures (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by setoff or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     No provision contained in the Indenture or the Debentures will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, interest on, and Additional Amounts with respect to, the Debentures. The subordination provisions of the Indenture and the Debentures will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder, subject to the two preceding previous paragraphs, to pursue any other rights or remedies with respect to the Debentures.

     As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its Subsidiaries or a marshalling of assets or liabilities of the Company and its Subsidiaries, Holders of the Debentures may receive ratably less than other creditors.

     The Debentures are obligations exclusively of the Company and not of its Subsidiaries. Because a significant portion of the operations of the Company are currently conducted through its Subsidiaries, the cash flow and the consequent ability to service debt of the Company, including the Debentures, are dependent, in part, upon the ability of its Subsidiaries to make cash distributions to the Company. The Subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its Subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those Subsidiaries and are subject to various business considerations.

     The Debentures are structurally subordinated in right of payment to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon liquidation or reorganization of the Subsidiary (and the consequent right of the holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subject to any security interests in the assets of such Subsidiary and subordinated to any indebtedness of such Subsidiary senior to that held by the Company.

DELIVERY AND FORM OF DEBENTURES

     The Debentures were initially issued in three separate components, as follows: (i) $47,160,000 in face amount pursuant to Rule 144A, (ii) $90,000 in face amount pursuant to Regulation D, and (iii) 72,750,000 in face amount pursuant to Regulation S (the "Regulation S Debentures"). Shortly after issuance, the Regulation D Debenture as transferred to a qualified institutional buyer and thus the Rule 144A Debentures increased to $47,250,000 in principal amount (the "Rule 144A Debentures"). The Rule 144A Debentures were initially represented by a single global Debenture (the "Rule 144A Global Security"), which was deposited with, or on behalf of, the Depository and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Rule 144A Global Security Holder"). The Rule 144A Debentures are eligible for trading on the Private Offerings, Resale and Trading through Automatic Linkages ("PORTAL") System of the National Association of Securities Dealers, Inc.

     Due to the expiration of the trading restrictions imposed on the Regulation S Debentures by Regulation S, and pursuant to the Second Supplemental Indenture, the Indenture has been amended to allow holders of Regulation S Debentures to exchange their Regulation S Debentures for debentures bearing the same, unrestricted CUSIP number as the Rule 144A Debentures. Further, the Rule 144A Global Security was amended to accommodate the principal amount of the Regulation S Debentures which may now be converted into such unrestricted debentures. See "-- Exchange and Transfer," below.

     The Depository, The Depository Trust Company, is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants.

     So long as the Rule 144A Global Security Holder is the registered owner of any Debentures, the Rule 144A Global Security Holder will be considered the sole Holder under the Indenture of any Debentures evidenced by the Rule 144A Global Security. Beneficial owners of Debentures evidenced by the Rule 144A Global Security will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the Debentures.

     Payments in respect of the principal of, premium, if any, interest on, and Additional Amounts with respect to, any Debentures registered in the name of the Rule 144A Global Security Holder on the applicable record date will be payable by the Trustee to or at the direction of the Rule 144A Global Security Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Debentures, including the Rule 144A Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debentures. The Company believes, however, that it is currently the policy of the Depository immediately to credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of Debentures will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

EXCHANGE AND TRANSFER

     At the option of the Holder and subject to the terms of the Debentures and of the Indenture, Debentures will be exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, in each case without service charge (other than the cost of delivery) and upon payment of any taxes and other governmental charges. Debentures shall be registered as provided in the Indenture and may not be issued as bearer instruments. The Holder of a Debenture will be treated by the Company, the Trustee and their respective agents for all purposes as the owner of such Debenture.

     Pursuant to the terms of the Second Supplemental Indenture, holders of Regulation S Debentures in registered form may, at their option, exchange their Regulation S Debentures for debentures bearing the same, unrestricted CUSIP number as the Rule 144A Debentures. Therefore, any holder of a registered Regulation S Debenture that wishes to hold a debenture that is not restricted as to trading in the United States, and which will be registered under the Securities Act of 1933, as amended, may make such exchange. Holders of Regulation S Debentures in bearer form may, pursuant to the existing terms of the Indenture, exchange such bearer securities for Regulation S Debentures in registered form, which in turn may then be exchanged for 144A Debentures pursuant to the Second Supplemental Indenture. Regulation S Debentures may be presented in exchange for unrestricted debentures at the office of the Trustee in New York City, without service charge (other than the cost of delivery) and upon payment of any taxes or other governmental charges.

     The transfer of Debentures may be registered, and Debentures may be presented in exchange for other Debentures of different authorized denominations, at the office of the Trustee in New York City, without service charge (other than the cost of delivery) and upon payment of any taxes or other governmental charges. Debentures may also be presented for transfer or exchange at the offices of the paying agents in London, Luxembourg or elsewhere as may be applicable.

     In the event of a redemption in part, the Company will not be required (i) to register the transfer of Debentures for a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Debentures called for such redemption; or (ii) to register the transfer or exchange of any such Debenture, or portion thereof, called for redemption.

     Subject to certain conditions, any person having a beneficial interest in the Rule 144A Global Security may, upon request to the Trustee, exchange such beneficial interest for Debentures in the form of certificated Debentures. Upon any such issuance, the Trustee is required to register such certificated Debentures in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Debentures in the form of certificated Debentures under the Indenture, then, upon surrender by the Rule 144A Global Security Holder of the Rule 144A Global Security, Debentures in certificated form will be issued to each person that the Rule 144A Global Security Holder and the Depository identify as being the beneficial owner of the related Debentures.

     Neither the Company nor the Trustee will be liable for any delay by the Rule 144A Global Security Holder or the Depository in identifying the beneficial owners of Debentures, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Rule 144A Global Security Holder or the Depository for all purposes.

CONVERSION RIGHTS

     The Debentures are convertible into shares of common stock of the Company, $.10 par value per share (the "Common Stock"), at the conversion price of $18.375 per share, at any time prior to redemption or maturity. The right to convert a Debenture called for redemption or delivered for repurchase will terminate at the close of business on the fifth day next preceding the redemption date for such Debenture (or if such date is not a Business Day, on the next succeeding Business Day).

     The right of conversion attaching to any Debenture may be exercised by the Holder by delivering the Debenture at the specified office of a conversion agent accompanied by a duly signed and completed notice of conversion. The conversion date shall be the date on which the Debenture and the duly signed and completed notice of conversion shall have been so delivered. A Holder delivering a Debenture for conversion will not be required to pay any taxes or duties payable in respect of the issuance or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issuance or delivery of the Common Stock in a name other than that of the Holder of the Debenture. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid. Such certificates will be delivered to the address specified by the Holder in its completed notice of conversion.

     In the case of any Debenture that has been converted after any Interest Record Date, but on or before the next Interest Payment Date, interest, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Debenture who is a Holder on such Interest Record Date. Any Debenture so converted must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Debentures being surrendered for conversion.

     The conversion price will be subject to adjustment in certain events, including (a) dividends (and other distributions) payable in Common Stock on any class of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price (as determined in accordance with the Debentures) unless holders of Debentures are entitled to receive the same upon conversion, (c) subdivisions, combinations and reclassifications of Common Stock and (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (including securities, but excluding those rights, options, warrants, dividends and distributions referred to above, dividends and distributions paid in cash out of the retained earnings of the Company and regular quarterly dividends consistent with past practice). In addition to the foregoing adjustments, the Company will be permitted to make such downward adjustments in the conversion price as it considers to be advisable in order that any event treated for United States Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock. Adjustments in the conversion price of less than $0.25 will not be required, but any adjustment that would otherwise be required to be made will be taken into account in the computation of any subsequent adjustment. Fractional shares of Common Stock are not to be issued or delivered upon conversion, but, in lieu thereof, a cash adjustment will be paid based upon the then current market price of Common Stock. Subject to the foregoing, no payments or adjustments will be made upon conversion on account of accrued interest on the Debentures or for any dividends or distributions on any shares of Common Stock delivered upon such conversion. Notice of any adjustment of the conversion price will be given in the manner set forth herein under "Notices."

     If at any time the Company makes a distribution of property to its stockholders that would be taxable to such stockholders as a dividend for United States Federal income tax purposes (e.g., distribution of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Debentures, the conversion price of the Debentures is reduced, such reduction may be deemed to be the payment of a taxable dividend to Holders of Debentures. Such a deemed dividend might be subject to a 30% or then applicable United States withholding tax unless the holder is entitled to a reduction of the tax under a tax treaty and provides appropriate evidence thereof to the Company and the dividend disbursing agent.

     In the event that the Company should merge with another company, become a party to a consolidation or sell or transfer all or substantially all of its assets to another company, each Debenture then outstanding would, without the consent of any Holder, become convertible only into the kind and amount of securities, cash and other property receivable upon the merger, consolidation or transfer by a Holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such merger, consolidation or transfer.

REDEMPTION

     Unless previously redeemed, converted or purchased and canceled by the Company, the Debentures will mature on November 1, 2005 and shall be redeemed at their principal amount.

         Optional Redemption

     The Debentures may be redeemed, at the option of the Company, in whole or in part, at any time on and after November 10, 1998, upon notice as described in "Notices" below, at a redemption price equal to 102% of their principal amount if redeemed during the 12-month period commencing November 1, 1999, 101% of their principal amount if redeemed during the 12-month period commencing November 1, 2000, and 100% of their principal amount if redeemed on or after November 1, 2001, in each case together with accrued and unpaid interest to the date fixed for redemption. In the event of a partial redemption, the Debentures to be redeemed will be selected by the Trustee not more than 75 days before the date fixed for redemption, by such method as the Trustee shall deem fair and appropriate.

     Debentures may be redeemed, as a whole but not in part, upon notice as described in "Notices" below, at the option of the Company at any time, if the Company shall determine that as a result of any change in or amendment to the laws or any regulations or rulings of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to, or change in, an official application or interpretation of such laws, regulations or rulings, which amendment or change is announced or becomes effective on or after October 17, 1995, the Company has or will become obligated to pay Additional Amounts on the Debentures, as described below under "Payment of Additional Amounts," and such obligation cannot be avoided by the Company taking reasonable measures available to it; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the Debentures then due; and provided further, that at the time such notice is given, such obligation to pay such

Additional Amounts remains in effect. In case of any such redemption, the redemption price will be 100% of the principal amount of the Debentures, together in each case with accrued and unpaid interest to the date fixed for redemption. The Company is required to deliver to the Trustee a certificate stating that the Company is entitled to effect such redemption and that the conditions precedent to the right of the Company to redeem the Debentures have occurred and an opinion of counsel stating that the legal conditions precedent to the right of the Company to effect such redemption have occurred. The Company has not delivered any such certificate to the Trustee as of July 1, 2001.

         Mandatory Redemption

     Upon a Change of Control (as defined in the Indenture and described herein) with respect to the Company, then each Holder shall have the right, at such Holder's option, to require the Company to purchase such Holder's Debentures, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest to the date fixed for redemption.

         Notices of Redemption

     Notice of intention to redeem Debentures will be given as described under "Notices" below. In the case of redemption of all Debentures, notice will be given once not more than 60 nor less than 30 days prior to the date fixed for redemption. In the case of a partial redemption, notice will be given twice, the first such notice to be given not more than 60 nor less than 45 days prior to the date fixed for redemption and the second such notice to be given not more than 45 nor less than 30 days prior to the date fixed for redemption.

     Notices of redemption will specify the date fixed for redemption, the applicable redemption price, the date the conversion privilege expires and, in the case of a partial redemption, the aggregate principal amount of Debentures to be redeemed and the aggregate principal amount of the Debentures which will be outstanding after such partial redemption. In addition, in the case of a partial redemption, the first notice will specify the last date on which exchanges or transfers of Debentures may be made pursuant to the provisions of "Exchange and Transfer" above and the second notice will specify the serial numbers of the Debentures and the portions thereof called for redemption.

     As used herein, "United States" means the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. The term "United States Alien" means any person who, for United States Federal income tax purposes, is
(i) a foreign corporation, (ii) a foreign partnership one or more of the members of which are, for United States federal income tax purposes, foreign corporations, non-resident alien individuals or a nonresident alien fiduciaries of a foreign estate or trust, (iii) a non-resident alien individual or (iv) a nonresident alien fiduciary of a foreign estate or trust.

     In addition, the Company may at any time and from time to time repurchase the Debentures in the open market or in private transactions at prices it considers attractive. Debentures repurchased by the Company will be canceled.

CHANGE OF CONTROL

     Each Holder of a Debenture has the right, at such Holder's option, to cause the Company to purchase such Debenture, in whole but not in part, for a cash amount equal to 100% of the principal amount, together with accrued and unpaid interest to the repurchase date, if a Change of Control occurs or has occurred. Notice with respect to the occurrence of a Change of Control will be given as described under "Notices" below and not later than 30 days after the occurrence of such Change of Control. The date fixed for such purchase will be a date not less than 30 nor more than 60 days after notice of the occurrence of a Change of Control is given (except as otherwise required by law). To be purchased, a Debenture must be received with a duly executed written notice, substantially in the form provided on the reverse side of such Debenture, at the office of a paying agent not later than the fifth day prior to the date fixed for such purchase. All Debentures purchased by the Company will be canceled. Holders who have tendered a notice of purchase will be entitled to revoke their election by delivering a written notice of such revocation to a paying agent on or prior to the date fixed for such purchase. In addition, Holders of Debentures will retain the right to require such Debentures to be converted into Common Stock (or other securities, property or cash, payable in lieu thereof by reference to the adjustment price as provided under the adjustment provision, see "Conversion Rights") prior to the purchase date, so long as notice to that effect, including the Holder's nontransferable receipt for the Debentures from a paying agent, is delivered to a paying agent on or prior to the close of business on the fifth day next preceding the applicable Redemption Date.

     The Indenture provides that a "Change of Control" occurs (i) upon any merger or consolidation of the Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity, (ii) when any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors of the Company, or (iii) when, during any period of 12 consecutive months after the Closing Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     The phrase "all or substantially all" of the assets of the Company is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. For purposes of this definition, (i) the terms "person" and "group" shall have the meaning used for purposes of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date, whether or not applicable; and (ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

     The Change of Control provisions described above may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control provisions will not prevent a leveraged buyout led by Company management, a recapitalization of the Company or change in a majority of the members of the Board of Directors which is approved by the then-present Board of Directors and may not afford the Holders of Debentures protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect such Holders, if such transaction does not constitute a Change of Control, as set forth above.

     The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and will file a Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase Debentures at the option of Holders upon a Change of Control. The Change of Control purchase feature is not, however, the result of management's knowledge of any specific efforts to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation of proxies or consents or otherwise, or part of a plan to implement a series of anti-takeover measures.

     The Company, could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control under the Debentures, but that would increase the amount of Senior Indebtedness (or any other indebtedness) outstanding at such time. There are no restrictions in the Debentures or the Indenture on the creation of additional Senior Indebtedness (or any other indebtedness), and, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Debentures. If such a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds at the time of such event to pay the Change of Control purchase price for all Debentures tendered by the Holders thereof. A default by the Company on its obligation to pay the Change of Control purchase price could, pursuant to cross-default provisions, result in acceleration of the payment of other indebtedness of the Company outstanding at that time.

     Certain of the Company's existing and future agreements relating to their indebtedness could prohibit the purchase by the Company of the Debentures pursuant to the exercise by a Holder of the foregoing option, depending on the financial circumstances of the Company at the time any such purchase may occur, because such purchase could cause a breach of certain covenants contained in such agreements. Such a breach may constitute an event of default under such indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provision of the Debentures. See "Subordination" above. Failure of the Company to repurchase the Debentures when required would result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions.

PAYMENTS, PAYING AGENTS AND CONVERSION AGENTS

     The principal of and premium, if any, and interest on Debentures will be payable in United States dollars. Payments of such principal and premium, if any, will be made against surrender of such Debentures at the corporate trust office of the Trustee in New York City or, subject to any applicable laws and regulations, at the offices of the paying agents in London or Luxembourg (or such other paying agencies as may be specified in notices to the Holders of the Debentures in accordance with "Notices" below), by United States dollar check drawn on, or wire transfer to a United States dollar account maintained by the Holder with, a bank located in New York City. Payments of any installment of interest on Debentures will be made by a United States dollar check drawn on a bank in New York City mailed to the Holder at such Holder's registered address or (if arrangements satisfactory to the Company and the Trustee are made) by wire transfer to a dollar account maintained by the Holder with a bank in New York City. Payment of such interest on any Interest Payment Date will be made to the person in whose name such Debenture is registered at the close of business on the Interest Record Date prior to the relevant Interest Payment Date. Accrued interest payable on any Debenture that is redeemed will be payable against surrender of such Debenture in the manner described above with respect to payments of principal on Debentures, except Debentures that are redeemed on a date after the close of business on the Interest Record Date immediately preceding such Interest Payment Date and on or before the Interest Payment Date, on which interest will be paid to the Holder of record on the Interest Record Date.

     The Debentures may be surrendered for conversion or exchange at the corporate trust office of the Trustee in New York City or, at the option of the Holder and subject to applicable laws and regulations, at the office of any of the conversion agents.

     The Company has initially appointed the Trustee as paying agent and conversion agent. This appointment may be terminated at any time and additional or other paying and conversion agents may be appointed, provided that until the Debentures have been delivered for cancellation, or monies sufficient to pay the principal of and premium, if any, and interest on the Debentures have been made available for payment and either paid or returned to the Company as provided in the Indenture, a paying, conversion and transfer agent will be maintained (a) in New York City for the payment of the principal of and premium, if any, and interest on Debentures only and for the surrender of Debentures for conversion and (b) in a European city that, so long as the Debentures are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, will be Luxembourg, for the payment of the principal of and premium, if any, and interest on Debentures and for the surrender of Debentures for conversion, payment, redemption or transfer. Notice of any such termination or appointment and of any change in the office through which any paying, conversion, or transfer agent will act will be given in accordance with "Notices" below.

     All monies paid by the Company to a paying agent for the payment of principal of and premium, if any, or interest on any Debenture that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the Holder of such Debenture will thereafter look only to the Company for payment thereof.

PAYMENT OF ADDITIONAL AMOUNTS

     The Company will pay to the Holder of any Debenture who is a United States Alien (as defined below) such Additional Amounts as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Debenture, and any cash payments made in lieu of issuing shares of Common Stock upon conversion of a Debenture, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Debenture to be then due and payable; provided, however, that the foregoing obligations to pay Additional Amounts shall not apply to any one or more of the following:

               (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or stockholder of, or a person holding a power over, such Holder, if such Holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, stockholder or person holding a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, (ii) such Holder's present or former status as a personal holding company, foreign personal holding company, passive foreign investment company, foreign private foundation or other foreign tax-exempt entity, or controlled foreign corporation for United States tax purposes or a corporation which accumulates earnings to avoid United States Federal income tax, or (iii) such Holder's status as a bank extending credit pursuant to a loan agreement entered into in the ordinary course of business;

               (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Holder of such Debenture for payment on a date more than 10 days after the date on which such payment became due and payable or on the date on which payment thereof is duly provided, whichever occurs later;

               (c) any estate, inheritance, gift, sales, transfer or personal or intangible property tax or any similar tax, assessment or other governmental charge;

               (d) any tax,  assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or present or former connection with the United States of the Holder or beneficial owner of such Debenture if such compliance is required by statute, regulation or ruling of the United States or any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

               (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of and premium, if any, or interest on such Debenture;

               (f) any tax, assessment or other governmental charge imposed on interest received by a person holding, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote; or

               (g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or premium, if any, or interest on any Debenture or interest appertaining thereto if such payment can be made without such withholding by any other paying agent;

nor will Additional Amounts be paid with respect to payment of the principal of, premium, if any, or interest on any such Debenture (or cash in lieu of issuance of shares of Common Stock upon conversion) to a person other than the sole beneficial owner of such payment, or that is a partnership or a fiduciary to the extent such beneficial owner, member of such partnership or beneficiary or settlor with respect to such fiduciary would not have been entitled to the Additional Amounts had such beneficial owner, member, beneficiary or settlor been the Holder of such Debenture.

     The term "United States Alien" means any person who, for United States federal income tax purposes, is (i) a foreign corporation, (ii) a foreign partnership one or more of the members of which are, for United States federal income tax purposes, foreign corporations, non-resident alien individuals or a non-resident alien fiduciary of a foreign estate or trust, (iii) a non-resident alien individual, or (iv) a non-resident alien fiduciary of a foreign estate or trust.

EVENTS OF DEFAULT

     The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest on, or Additional Amounts with respect to, the Debentures as and when due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any, on the Debentures when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, default in the payment of the Redemption Price on the Redemption Date, (iii) the failure of the Company to perform any conversion of Debentures required under the Indenture and the continuance of any such failure for 30 days, (iv) the failure by the Company to observe or perform any other covenant or agreement contained in the Debentures or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Debentures outstanding (which for purposes of this section includes the debentures issued under the Indenture pursuant to Regulation S under the Securities Act of 1933, as amended), (v) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries, (vi) a default in the payment of principal, premium or interest when due that extends beyond any stated period of grace applicable thereto or an acceleration for any other reason of the maturity of any Indebtedness of the Company or any of its Significant Subsidiaries with an aggregate principal amount in excess of $10 million, and (vii) final judgments not covered by insurance aggregating in excess of $2 million, at any one time tendered against the Company or any of its Significant Subsidiaries and not satisfied, stayed, bonded or discharged within 75 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default.

     The Indenture provides that if an Event of Default occurs and is continuing (other than an Event of Default specified in clause (v) above), then in every such case, unless the principal of all of the Debentures shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Debentures then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (v) above occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Debentures without any declaration or other act on the part of the Trustee or the Holders. The Holders of no less than a majority in aggregate principal amount of Debentures generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Debentures that have become due solely by such acceleration, have been cured or waived.

     Prior to the declaration of acceleration of the maturity of the Debentures, the Holders of a majority in aggregate principal amount of the Debentures at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of or interest on any Debenture yet cured, or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Debenture affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Debentures at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

     The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) in the case of a merger or consolidation the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Debentures and the Indenture; and (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company will be released from its obligations under the Indenture and the Debentures, except as to any obligations that arise from or as a result of such transaction.

AMENDMENTS AND SUPPLEMENTS

     The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Debentures at the time outstanding (which for purposes of this section includes the debentures issued under the Indenture pursuant to Regulation S under the Securities Act of 1933, as amended), the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity of any Debenture or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Debenture or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment or the conversion of any Debenture on or after the due date thereof (including, in the case of redemption, on or after the redemption date), or reduce the redemption price, or alter the redemption or Change of Control provisions in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Debentures, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) adversely affect the right of such Holder to convert Debentures, or (iv) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Debenture affected thereby.

REPORTS

     Whether or not the  Company is subject  to the  reporting  requirements  of
Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and to each Holder, within 15 days after it is or would have been required to file such with the Securities and Exchange Commission (the "SEC"), annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC if the Company was subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the SEC and, in each case, together with a management's discussion and analysis of financial condition and results of operations as such would be so required.

NOTICES

     Notices to Holders of the Debentures will be given by publication in a leading daily newspaper of general circulation in New York City, in London, and so long as any of the debentures issued under the Indenture are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg or, if publication in either London or Luxembourg is not practical, in Europe. Such publication is expected to be The Wall Street Journal (Eastern Edition), the Financial Times and the Luxembourg Wort. In addition, notices to Holders will be given by mail to the addresses of such Holders as they appear in the register maintained by the Trustee on the fifteenth day prior to such mailing. Such notices will be deemed to have been given on the date of such publication or mailing or, if published in such newspapers on different dates, on the date of the first such publication.

REPLACEMENT OF DEBENTURES

     Debentures that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Debentures or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Debenture an indemnity satisfactory to the Company and the Trustee may be required at the expense of the Holder of such Debenture before a replacement Debenture will be issued.

GOVERNING LAW

     The Debentures and the Indenture are governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of law rules.

CERTAIN DEFINITIONS

     "Business Day" means, with respect to any act to be performed pursuant to the Indenture or the terms of the Debentures, each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the place where such act is to occur are authorized or obligated by applicable law, regulation or executive order to close.

     "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

     "Designated Senior Indebtedness" means (i) the Indebtedness outstanding under (y) the Note Agreement dated as of March 1, 1994, and as amended as of January 15, 1995, pursuant to which the Company issued its 8.27% Series A Senior Notes due 2002 and (z) the Terms Agreement dated as of January 15, 1995, pursuant to which the Company issued its 9.35% Series B Senior Notes due 2003 and (ii) any other Senior Indebtedness having a principal amount of at least $5.0 million that is designated as "Designated Senior Indebtedness" by written notice from the Company to the Trustee. The Designated Senior Indebtedness referred to in subparagraph (i) above has been repaid in full. Further, the Company has provided notice to the Trustee in accordance with subparagraph (ii) above with respect to additional Designated Senior

Indebtedness currently outstanding under the Credit Agreement by and among the Company, First Union National Bank, as Administrative Agent, PNC Bank, National Association, as documentation agent, Bank One, NA, as syndication agent, First Union Securities, Inc., as arranger, and the banks from time to time party thereto and the Notes (as defined therein) issued in connection therewith.

     "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business that are not more than 90 days past their original due date, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a capitalized lease obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all net obligations of such person under interest swap and hedging obligations; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any Capital Stock; and (d) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (d), whether or not between or among the same parties.

     "Junior Securities" of any Person means any Qualified Capital Stock and any Indebtedness of such Person that is (i) subordinated in right of payment to the Debentures and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Debentures and (ii) subordinated in right of payment to all Senior Indebtedness at least to the same extent as the Debentures.

     "Obligations" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Senior Indebtedness.

     "Senior Indebtedness" of the Company means any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is not senior or superior in right of payment to the Debentures or to other Indebtedness which is pari passu with, or subordinated to, the Debentures; provided that in no event shall Senior Indebtedness include (a) Indebtedness of the Company owed or owing to any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiary of the Company, (b) Indebtedness to trade creditors, or (c) any liability for taxes owed or owing by the Company.

     "Stated Maturity" when used with respect to any Debenture, means November 1, 2005.

     "Subsidiary," with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power normally entitled to vote in the election of directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person,
(ii) a partnership in which such Person or a subsidiary of such person is, at the time, a general partner, or (iii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest.

ITEM 2.  EXHIBITS


Exhibit No.     Exhibit
----------      -------

3.1 Articles of Incorporation, as amended, are hereby incorporated by reference to Item 14(a), Exhibit 3(i) of the Registrant's 1990 Form 10-K, filed with the SEC on March 14, 1991.

3.2 By-Laws, as Amended and Restated, are hereby incorporated by Reference to the Registrants 1992 Form 10-K, filed with the SEC on March 25, 1993.

4.1 Rights Agreement by and between Registrant and American Stock and Transfer and Trust Company dated as of March 10, 1997, is hereby incorporated by reference to Item 14(a), Exhibit 4.1 of the Registrant's 1996 Form 10-K filed with the SEC on March 17, 1997.

4.2 Indenture dated as of October 24, 1995 by and between Registrant and the Chase Manhattan Bank, as Trustee is hereby incorporated herein by reference to Exhibit 4.3 to Registrant's form 10-Q/A filed with the SEC on December 13, 1995.

4.3 First Supplemental Indenture dated as of February 27, 1998 (amending Indenture dated as of October 24, 1995) is hereby incorporated herein by reference to Exhibit 4.4 to Registrant's Form 10-K for 1997 filed with the SEC on March 23, 1998.

4.4 Second Supplemental Indenture dated as of July 31, 2001 (amending Indenture dated as of October 24, 1995, as amended).

                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                             CHECKPOINT SYSTEMS, INC.



Date:August 24, 2001                         By: /s/ William J. Reilly, Jr.
                                                 -------------------------------
                                                 Name: William J. Reilly, Jr.
                                                       -------------------------
                                                 Title:Chief Operating Officer
                                                       -------------------------